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                                                                   Exhibit 10.43

EXECUTION COPY








                              STANDSTILL AGREEMENT

                                     between

                               i-STAT CORPORATION

                                       and

                               ABBOTT LABORATORIES



                                   dated as of

                                 August 3, 1998
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         THIS STANDSTILL AGREEMENT (the "Agreement") is made as of August 3,
1998, between i-STAT Corporation, a Delaware corporation (the "Company"), and Abbott Laboratories, an Illinois corporation ("Purchaser").

         WHEREAS, concurrent with this Agreement, the Company and Purchaser are entering into a Common Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which, among other things, Purchaser shall acquire certain shares of the Company's Common Stock, par value $.15 per share; and

         WHEREAS, in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement, the Company and Purchaser have also entered into (i) a Funded Research & Development and License Agreement pursuant to which Purchaser shall reimburse the Company for the development and manufacture of certain new products and own such resulting intellectual property jointly with the Company, and (ii) a Marketing and Distribution Agreement (the "Distribution Agreement") pursuant to which the Company shall sell its products to Purchaser for distribution in the territory defined in such Distribution Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and subject to the terms and conditions set forth herein below, the Company and Purchaser agree as follows:

1.  DEFINITIONS

                  For purposes of this Agreement, each of the following terms shall have the following meaning:

                           (i) "beneficially own" and "beneficial owner" have
                  the meanings contemplated by Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

                           (ii) "HP" means Hewlett-Packard Company, a Delaware
                  corporation (as successor by merger to Hewlett-Packard Company, a California corporation).

                           (iii) "HP Agreement" means the Series B Preferred
                  Stock Purchase Agreement dated as of June 23, 1995 between the Company and HP.

                           (iv) "HP Stock" means the Voting Stock of the Company
                  beneficially owned by HP.

                           (v) "Purchaser Group" means Purchaser, its
                  Subsidiaries and Affiliates, their respective officers and directors, and any person acting on behalf of Purchaser, any of such Subsidiaries or Affiliates or their respective officers and directors.

                           (vi) "Rights Agreement" means that certain
                  Stockholder Protection
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                  Agreement dated as of June 26, 1995 between the Company and
                  First Fidelity Bank, National Association, as rights agent.

                           (vii) "Voting Stock" means the Common Stock and any
                  other securities of the Company generally entitled to vote for the election of directors of the Company.

                  Capitalized terms used herein but not defined herein shall have the meanings given them in the Stock Purchase Agreement.

2.  PURCHASER'S STANDSTILL COVENANT

                  (a) Purchaser covenants and agrees that during the period beginning on the date hereof and ending on the date which is one (1) year after the termination of the initial term of the Distribution Agreement (unless earlier terminated pursuant to the provisions of Section 3 of this Agreement) (the "Standstill Period"), neither Purchaser nor any other member of the Purchaser Group will, without the prior written consent of the Company, except as otherwise expressly permitted in and pursuant to this Agreement and the Stock Purchase
         Agreement:

                           (i) in any manner acquire, agree to acquire, make any
                  proposal to acquire or announce or disclose any intention to make a proposal to acquire, directly or indirectly, any Voting Stock, if, immediately after such acquisition, Purchaser would beneficially own more than the greater of (A) 25% of the then outstanding Voting Stock and (B) such higher percentage of the outstanding Voting Stock which HP may be permitted to beneficially own at any time hereafter without violation of
                  Section 7.4 of the HP Agreement and without adverse effect pursuant to the Rights Agreement (or any successor plan or agreement thereto);

                           (ii) propose to enter into, or announce or disclose
                  any intention to propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its Subsidiaries or to purchase, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

                           (iii) request the Company (or its directors,
                  officers, employees or agents), directly or indirectly, to take any action which would require the Company to make a public announcement regarding the possibility of (A) a business combination or merger involving the Company or any of its Subsidiaries, on the one hand, or Purchaser or any member of the Purchaser Group, on the other hand, or (B) the sale to Purchaser or any member of the Purchaser Group of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or
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                           (iv) form, join or in any way participate in a
                  "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise act in concert with any person for the purpose of circumventing the provisions of this Agreement, including, but not limited to, any agreement with respect to the HP Stock;

                           (v) make, or in any way participate in, directly or
                  indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), to vote, or seek to advise or influence any person with respect to the voting of, any Voting Stock, or become a "participant" in any "election contest" (as such terms are used or defined in Regulation 14A of the Exchange Act).

                  (b) Purchaser covenants and agrees that during the Standstill Period no member of the Purchaser Group, as part of or together with any other "group" (within the meaning of Section 13(d) of the Exchange
         Act) which any member of the Purchaser Group may be deemed to have joined or become a member or participant in respecting any Voting Stock, without the prior written consent of the Company, shall in any manner acquire, agree to acquire, make any proposal to acquire or announce or disclose any intention to make a proposal to acquire, directly or indirectly, any Voting Stock, if immediately after such acquisition, such persons, in the aggregate, would beneficially own more than 45% of the then outstanding Voting Stock.

3.  TERMINATION

                  (a) The restrictions on the Purchaser and the Purchaser Group included in Section 2 of this Agreement shall immediately terminate if:

                           (i) the Company is in material breach of this
                  Agreement, the Stock Purchase Agreement, or any of the other Alliance Agreements and the applicable cure period, if any, for such breach has expired;

                           (ii) a third party (other than HP or an Institutional
                  Investor, as such latter term is defined in the Rights Agreement) publicly discloses that it has acquired, or has the right to acquire Voting Stock and such acquisition will result in such third party beneficially owning 15% or more of the Voting Stock;

                           (iii) HP acquires Voting Stock and such acquisition
                  results in HP beneficially owning more than 25% of the Voting Stock without violation of Section 7.4 of the HP Agreement and without adverse effect pursuant to the Rights Agreement (or any successor plan or agreement thereto);

                           (iv) the Company executes a definitive agreement with
                  a third party with respect to any transaction which, if consummated, would result in the then current stockholders of the Company owning less than a majority of the Voting Stock of the Company or its successor, or involving a sale of all or substantially all of the assets of the Company;
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                           (v) a third party makes a tender or exchange offer to
                  purchase any class of Voting Stock to which the Company's response is to take any action to cause the Rights Agreement to be inapplicable to such tender or exchange offer, to respond neutrally or to respond favorably;

                           (vi) a third party solicits proxies with respect to
                  any class of Voting Stock in connection with, or participates in an "election contest", as such term is used in Rule 14a-11 of Regulation 14A of the Exchange Act, relating to, the election of at least a majority of the directors of the Company; or

                           (vii) if the Stock Purchase Agreement shall have been
                  terminated in accordance with its terms without the Closing (as defined therein) having occurred.

                  (b) The Company shall notify Purchaser in writing within two Business Days of the occurrence of any of the events or circumstances set forth in Section 3(a) which notice shall include an explanation in reasonable detail of the facts and circumstances surrounding such occurrence.

4.       MISCELLANEOUS

                  (a) Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of laws principles. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of Delaware situated in Wilmington with respect to the breach or interpretation or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement. Each party acknowledges that a breach of any of the provisions of this Agreement would cause irreparable and immediate harm and significant injury to the non-breaching party, and that monetary damages would not adequately compensate the non-breaching party and would be difficult to ascertain. Accordingly, the parties hereby agree (i) that each party shall be entitled, in addition to any other remedy to which such party may be entitled at law or in equity, to compel specific performance of this Agreement in any federal court or state court of the State of Delaware situated in Wilmington, Delaware and (ii) to waive, in any such action for specific performance, any defense of adequacy of a remedy at law.

                  (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be transferred or assigned by operation of law or otherwise without the prior written consent of the other party except that Purchaser may assign its rights under this Agreement to any direct or indirect Subsidiary of Purchaser. No such assignment shall relieve any member of the Purchaser Group from its obligations hereunder.
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                  (c) Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived or discharged other than by a written instrument signed by each party.

                  (d) Notices and Dates. Any notice or other communication given under this Agreement shall be sufficient if in writing and delivered by hand, by messenger or by courier, or transmitted by facsimile, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

                  i.       if to the Company, to it at:

                           i-STAT Corporation
                           303A College Road East
                           Princeton, NJ 08540
                           Attention: Chief Financial Officer
                           Fax: (609) 243-0507

                  with a copy addressed as set forth above but to the attention of:

                           Paul, Hastings, Janofsky & Walker LLP
                           1055 Washington Boulevard
                           Stamford, CT 06901
                           Attention: Esteban A. Ferrer, Esq.
                           Fax: (203) 359-3031

                  ii.      if to Purchaser, to it at:

                           Abbott Laboratories
                           100 Abbott Park Road
                           Dept. 9RK, Bldg. AP6C
                           Abbott Park, IL 60064
                           Attention: Director, Technology Acquisitions,
                             Diagnostics Division
                           Fax: (847) 937-6951

                  with a copy addressed as set forth above but to the attention of:

                           Dept. 322; Bldg. AP6D
                           Attention: Divisional Vice President,
                              Domestic Legal Operations
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                               Fax: (847) 938-1206

                  Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, by messenger or by courier, or upon confirmation of receipt if sent by facsimile.

                  (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

                  (f) Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all other provisions shall be deemed valid and enforceable to the greatest possible extent.

                  (g) Interpretation. When a reference is made in this Agreement to Sections, such references shall be to a Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

                  (h) Mutual Drafting. This Agreement is the joint product of Purchaser and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Purchaser and the Company and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

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                  IN WITNESS WHEREOF, the Company and Purchaser have caused this
Agreement to be signed by their respective representatives as of the date first above written.


                                                  ABBOTT LABORATORIES


                                                  By: _________________________
                                                      Name:
                                                      Title:


                                                  I-STAT CORPORATION


                                                  By: _________________________
                                                      Name:
                                                      Title: